Exhibit 28n(6) under Form N-1A

Exhibit 99 under Item 601/Reg. S-K

Class R Shares Exhibit

(formerly, Class K shares)

To

Multiple Class Plan

(revised 1/31/11)

1. Separate Arrangement And Expense Allocation

For purposes of Rule 18f-3 under the Act, the basic distribution and shareholder servicing arrangement for the Class R Shares will consist of:

(i) Excepting Federated Kaufmann Fund, sales by financial intermediaries to retirement plans, with shareholder services provided by the retirement plan recordkeepers; and

(ii)  with respect to the Federated Kaufmann Fund, (a) sales by financial intermediaries to retirement plans; (b) the issuance of Class R Shares as provided in the Plan of Reorganization between the Federated-Kaufmann Fund and the Kaufmann Fund; (c) additional investments by former Kaufmann Fund shareholders and related persons; and (d) shareholder services provided by financial intermediaries..

Financial intermediaries and the principal underwriter may receive payments for distribution and/or administrative services under a Rule 12b-1 Plan, in addition, financial intermediaries may receive shareholder service fees for services provided. In connection with this basic arrangement, Class R Shares will bear the following fees and expenses:

Fees and Expenses	Maximum Amount Allocated Class R Shares
Sales Load	None
Contingent Deferred Sales Charge ("CDSC")	None
Redemption Fee	As set forth in the attached Schedule.
Shareholder Service Fee	As set forth in the attached Schedule
12b-1 Fee	As set forth in the attached Schedule
Other Expenses	Itemized expenses incurred by the Fund with respect to holders of Class R Shares as described in Section 3 of the Multiple Class Plan

2. Conversion and Exchange Privileges

For purposes of Rule 18f-3, Class R Shares have the following conversion rights and exchange privileges at the election of the shareholder:

Conversion Rights:	None
Exchange Privilege:

With respect to the Kaufmann Fund, shareholders who are former shareholders of the Kaufmann Fund, Inc. and their immediate family members or shareholders who have purchased shares through the financial intermediary relationships that existed for the Kaufmann Fund may exchange their Class R Shares for Class A Shares of any other fund. Investors who are eligible to purchase Class R Shares (e.g. 401(k) plans, 457 plans, employer sponsored 403(b) plans, profit sharing and money purchase pension plans, defined benefit plans, non-qualified deferred compensation plans and IRA rollovers from such plans, directly or through financial intermediaries) may exchange their Class R Shares into Class R Shares of any other Fund. A Grandfathered Shareholder may exchange into Class R Shares of another Fund only if such shareholder is an eligible investor in the Class R Shares of that Fund.

With respect to the other funds, Class R Shares may be exchanged for Class R Shares, including the Kaufmann Fund.

In any exchange, the shareholder shall receive shares having the same aggregate net asset value as the shares surrendered, after the payment of any redemption fees to the Fund. Exchanges to any other Class shall be treated in the same manner as a redemption and purchase.

3. Redemption Fee

For purposes of Rule 11a-3 under the Act, any redemption fee received upon the redemption or exchange of Class R Shares will be applied to fees incurred or amounts expended in connection with such redemption or exchange. The balance of any redemption fees shall be paid to the Fund.

A Fund shall waive any redemption fee with respect to Class R Shares redeemed or exchange by employer-sponsored retirement plans.

Schedule of Funds

Offering Class R Shares

The Funds set forth on this Schedule each offer Class R Shares on the terms set forth in the Class R Shares Exhibit to the Multiple Class Plan, in each case as indicated below. The 12b-1 fees indicated are the maximum amounts authorized based on the average daily net asset value. Actual amounts accrued may be less.

Multiple Class Company Series	12b-1 Fee	Shareholder Services Fee	Redemption Fee

Federated Asset Allocation Fund (formerly Federated Stock and Bond Fund)	0.50%	None	None

Federated Equity Funds:
Federated Capital Appreciation Fund	0.50%	None	None
Federated Clover Value Fund	0.50%	None	None
Federated InterContinental Fund	0.50%	None	2% on shares redeemed or exchanged within 30 days of purchase
Federated Kaufmann Fund	0.50%	0.25%	0.20%
Federated Kaufmann Large Cap Fund	0.50%	None	None
Federated Kaufmann Small Cap Fund	0.50%	None	None
Federated Mid-Cap Growth Strategies Fund	0.50%	None	None

Federated Index Trust:
Federated Max-Cap Index Fund	0.50%	None	None

Federated MDT Series:
Federated MDT All Cap Core Fund	0.50%	None	None
Federated MDT Balanced Fund	0.50%	None	None

Federated Total Return Series, Inc.:
Federated Total Return Bond Fund	0.50%	None	None

Federated U.S. Government Securities Fund: 2-5 Years	0.50%	None	None

Money Market Obligations Trust:
Federated Automated Cash Management Trust	0.50%	None	None